SHAREHOLDERS FOR TOMORROW                           614 BROADWAY
                                                    POB 801
                                                    YANKTON, SOUTH DAKOTA 57078


Dear Fellow Shareholder:

         First Financial Shareholders for Tomorrow consists of the five largest shareholders of First Financial Fund, Inc. The participants in First Financial Shareholders for Tomorrow own more than 39% of the Fund's stock. As the largest shareholders of the Fund, we believe that we have the greatest financial incentive to ensure that the Fund's performance is strong. We are seeking your support for our nominees for the Fund's board of directors, Dr. Dean Jacobson and Mr. Joel Looney, in an effort to make the Fund's board more representative of and responsive to the Fund's shareholders.

         First Financial Shareholders for Tomorrow holds these truths to be self evident:

             1. Shareholders want to be protected from the type of behavior and reporting that lead to the Enron, Worldcom, and Arthur Andersen scandals. Shareholders now know we can't blindly trust every auditor to certify that financial results are honest, and can't blindly trust every director to assure we get honest financial reporting and to look out for shareholders' best interests. A Senate panel has just concluded that "much that was wrong with Enron was known" to the Enron board. The Enron board never told the owners.

             2. Shareholders (which are the owners) of public companies and mutual funds have to take back control of their companies and funds from inept, inattentive - or worse - "look the other way" directors, some of whom have huge conflicts of interest.

             3. Shareholders must do something proactive. And in many cases, that is to "throw the rascals out." We believe owners should vote for directors based on who is most likely to be responsive to the owners, and who has time, energy and the will to properly oversee the companies and funds for which they act as the shareholders' representatives and watch dogs. This should always be the "basis for decision" for shareholder votes.

         Shareholders for Tomorrow knows of nothing to indicate that First Financial Fund has problems like those at Enron or Worldcom. However, we are deeply concerned about the following behavior:

         1. Four existing directors of the Fund, including both directors running for reelection, serve on at least 74 other boards within the Prudential fund complex! Even if these directors were paid relatively small amounts for serving on each of these boards (they each received at least $4,346 from your Fund last year), these fees add up quickly. We are concerned that these directors may have a bigger financial incentive to be loyal to Prudential and their fellow board members than to be loyal to your Fund. With the conflict of interest facing the incumbent directors, we worry that if there is something wrong or something becomes wrong at our Fund, the incumbents would neither tell us nor assure it is corrected.

         2. We believe that it is impossible for one individual to give sufficient attention to 74 or more funds and at the same time to protect the Fund from something going awry. A typical securities analyst covers no more than 10 to 20 companies because it is impossible to stay up on more than that, even though it is the analyst's full time job. A director certainly has as much duty to stay up on the companies on whose boards they sit as an analyst, and being a director is just a part time job. We believe it is just plain impossible to be really on top of 74 funds! Making it worse, the incumbent directors typically cover all of these funds in 2 days of quarterly meetings. How many minutes does that mean they spend on each fund? We demand more attentive supervision of the Fund than the incumbent directors can possibly give in light of their other commitments.

         3. The incestuous relationship of the current board was demonstrated when they formed a nominating committee, with two of its three members being the same directors nominated. How much more conflict of interest can you have than to have 2/3 of a nominating committee nominate themselves? Notably, the current board omitted from the nominating committee Richard Barr, the only director of the Fund who does not serve on other Prudential boards. We think this conduct shows these board members may be more interested in protecting their cozy relationships than being loyal to the owners.

         4. The incumbent directors have tried to circumvent corporate democracy and tried to stay in office by adopting an unusual by-law that requires a 50% vote to elect directors. We think this is a very owner-unfriendly act designed to protect their seats and fees. Almost all public companies and mutual funds choose directors by whoever gets the most votes. The bylaw adopted by the incumbent board essentially means that the incumbents have decided to count - as votes for themselves - all shareholders who do not vote! The incumbent directors further removed the rights of the Fund's owners by saying that the directors can change this rule by majority vote, but the owners can only change this rule with an 80% vote. We believe these are just attempts to remove power from the owners and to concentrate it in the hands of directors. This is wrong! We recommend that owners wrest the power back from this kind of director and put it into the hands of those who will be sensitive and responsive to the owners' desires. We believe the Fund must have directors who will remove this kind of by-law and let the owners have the right to choose. But because of the incumbents' bylaw, Shareholders for Tomorrow really needs your help so that we can achieve the 50% vote for our nominees. American shareholders should demand their directors adopt policies that move toward corporate fairness and democracy, not away from it.

         5. The incumbent directors have tried to take credit for the Fund's 15 year performance record, even though one has served on the Fund's board for only 3 years and the second has served on the board for 6 years. This is exactly the kind of distortion and misrepresentation we want to rein in.

         6. Since the members of Shareholders for Tomorrow started buying stock in August of 1999, the Fund's results have been substantially better than the period preceding that. We don't know if our presence has caused more attention to be paid to the Fund's performance or not, but we like the results a lot better since we got involved. Of course, since the Fund's board rejected our nominees and nominated themselves in May, the Fund's stock price has declined by 15%.

         Shareholders for Tomorrow consists of the Fund's five largest shareholders, who together own more than 39% of the Fund's shares. In contrast, the Fund's current officers and directors hold fewer than 6,000 shares - far less than 1%. Add to that the incumbent nominees' cozy relationships with a huge number of other Prudential boards. Who is more likely to bring an owner's perspective to the Fund?

         We urge you to focus on the makeup of the Fund's board and vote for Dr. Jacobson and Mr. Looney on the enclosed GREEN proxy card. We need your help in restoring corporate democracy to this Fund. If you have any questions or need assistance in voting your shares, please contact MacKenzie Partners, Inc., who is assisting in the solicitation, toll-free at (800) 322-2885. Even if you have already voted, please vote again to make sure your vote is counted.

                                                     Sincerely yours,

                                                     /s/ Stewart R. Horejsi

                                                     STEWART R. HOREJSI